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                                  EXHIBIT 12.1

      RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (000'S)

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                                                            For the Years Ended         For the Ten           For the Years Ended
                                                                February 28,            Months Ended             December 31,
                                                         ---------------------------     December 31,    --------------------------
                                                            1997            1998            1998            1999            2000
                                                         -----------     -----------    ------------     -----------    -----------
Income (loss) from continuing operations
  before other items ................................    $   (95,608)    $  (196,364)    $  (492,551)    $   326,321    $(2,028,421)
Fixed charges and preferred stock dividends:
  Interest, whether expensed or capitalized .........         79,659         124,288         163,227         399,999        928,783
  Preferred stock dividend requirements .............          1,221           1,271           1,623          18,392         51,592
                                                         -----------     -----------     -----------     -----------    -----------
Total fixed charges and preferred stock dividends ...         80,880         125,559         164,850         418,391        980,375
Adjusted earnings (losses) ..........................        (14,728)        (70,805)       (327,701)        744,712     (1,048,046)
Fixed charges and preferred stock dividends .........         80,880         125,559         164,850         418,391        980,375
                                                         -----------     -----------     -----------     -----------    -----------
Ratio of earnings to fixed charges and
  preferred stock dividends .........................             --              --              --            1.78             --
Dollar amount of coverage deficiency ................    $   (95,608)    $  (196,364)    $  (492,551)    $        --    $(2,028,421)
                                                         ===========     ===========     ===========     ===========    ===========
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